Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Apollo Asset Backed Credit Company LLC of the Registration Statement on Form 10, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Exchange Act of 1933, as amended, I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Apollo Asset Backed Credit Company LLC in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 12, 2023

/s/ Bret Leas

Bret Leas